UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    December 15, 2004

Arrow Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

0-12507

22-2448962

(Commission File Number)

(IRS Employer Identification No.)

250 Glen Street, Glens Falls, NY

12801

(Address of Principal Executive Offices)

(Zip Code)

(518) 745-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 15, 2004, the Compensation/Nomination Committee of the Board of Directors of the registrant approved employment agreements between the registrant and its two top executive officers, Thomas L. Hoy, Chairman, President and Chief Executive Officer, and John J. Murphy, Executive Vice President, Treasurer and Chief Financial Officer. The agreements, which will become effective on January 1, 2005, and extend for a three-year period, replace similar agreements entered into by the registrant with these two executives one year earlier, which were described in detail in the proxy statement for the registrant's annual meeting of shareholders held in April 2004.  The only difference between the earlier agreements and the newly approved agreements for 2005 are the annual base salary amounts of the two executives, which were increased, in the case of Mr. Hoy, from $350,000 to $370,000, and in the case of Mr. Murphy, from $206,000 to $216,000.

Under the agreements, the executive is guaranteed his annual base salary amount, as it may be increased form time to time during the agreement, as well as certain other benefits provided for therein, including medical, health and life insurance benefits, eligibility to participate in compensation plans including stock option plans, and participation in various retirement and supplemental retirement plans.

Under the agreements, in the event the executive is terminated without cause (as defined), the executive will receive a lump sum payment equal to the greater of the amount of (a) base salary payable during the remaining term of the agreement or (b) one year’s base salary. The agreements also specify that on or before each December 31st during the term of the agreements, the Committee will consider and vote upon a proposal to replace the agreements with new three year employment agreements having similar conditions and benefits. Also under the agreements, in the event of a change-in-control of the registrant (as defined) or if the executive is assigned less significant duties, he may elect early retirement and receive an amount payable in installments (or in a lump sum, in the event of unforeseeable emergency) equal to approximately three times his 5-year average taxable compensation, as adjusted. If any payment under the agreement results in the executive becoming subject to a so-called "golden parachute" tax under applicable tax law, he will receive additional payments so that his net after-tax benefit is equal to the benefit he would have received if no such tax applied to him. The agreements also contain non-competition provisions that may be triggered upon termination of employment.

On December 15, 2004, the Compensation/Nomination Committee of the Board of Directors of the registrant also approved change-in-control agreements between the registrant and two other executive officers, John C. Van Leeuwen, Senior Vice President and Chief Credit Officer, and Gerard R. Bilodeau, Senior Vice President and Corporate Secretary. These agreements do not provide for continuing employment, salary or benefits on the part of the executive, but merely specify that in the event of a change-in-control of the registrant, they will receive certain payments and benefits. Specifically, under these agreements, if there is a change-in-control of the registrant, the executive would be entitled to receive a lump sum cash payment equal to two years' base salary, plus certain continuing insurance coverage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARROW FINANCIAL CORPORATION

Date: December 21, 2004

By:

/s/ John J. Murphy

John J. Murphy

Executive Vice President, Treasurer and
Chief Financial Officer